Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into as of December 18, 2006 by and among Southwest Eagle, LLC, a Minnesota limited liability company (“Southwest”) and wholly-owned subsidiary of Southwest Casino Corporation, a Minnesota corporation, Richard F. Fabiano, Frank R. Spadafore, Dorian N. Lange and Pinnacle Casinos and Resorts, LLC, a Michigan limited liability company (Messrs. Fabiano, Spadafore, and Lange and Pinnacle Casinos and Resorts, LLC are referred to collectively in this Agreement as “Pinnacle”) and Colorado Casino Resorts, Inc., a Texas corporation, Double Eagle Resorts, Inc., a Colorado corporation, and Gold Creek Ventures, LLC, a Colorado limited liability company (Colorado Casino Resorts, Inc., Double Eagle Resorts, Inc. and Gold Creek Ventures, LLC are referred to collectively in this Agreement as “CCRI”). Southwest, Pinnacle and CCRI are sometimes referred to in this Agreement as a party or the parties.

Background

A.            CCRI, through its ownership of Double Eagle Resorts, Inc., a Colorado corporation, and Gold Creek Ventures, LLC, a Colorado limited liability company, owns certain assets used in connection with the operation of the Double Eagle Hotel and Casino and the Gold Creek Casino in Cripple Creek, Colorado (these casinos are referred to collectively in this Agreement as the “Double Eagle”).

B.            The current shareholders of CCRI have entered into a Stock Purchase Agreement with Pinnacle dated October 7, 2005 under which Pinnacle will acquire all of the outstanding shares of CCRI.

C.            On August 10, 2006, Southwest entered into a non-binding Term Sheet (the “Term Sheet”) with Pinnacle that describes the basic terms and conditions under which Southwest would buy all of the assets and assume certain related liabilities of CCRI used in connection with operation of the Double Eagle other than the real property. The Term Sheet contemplated entry by the parties into this binding purchase agreement, which states the terms of the purchase as revised after execution of the Term Sheet.

D.            Pinnacle desires to sell to Southwest, and Southwest desires to purchase from Pinnacle, a right under the terms of a Stock Purchase Agreement between Pinnacle and current shareholders of CCRI dated October 7, 2005 (the “Pinnacle Purchase Agreement”) to acquire the operating assets and certain related liabilities of CCRI,in accordance with the terms and conditions stated in this Agreement.

E.             Pinnacle desires to cause CCRI, simultaneous with the CCRI Acquisition to sell to Southwest, and Southwest desires to purchase from CCRI, all of the assets and certain related liabilities owned and used by CCRI in connection with or relating to operation of the Double Eagle in accordance with the terms and conditions in this Agreement.

F.             To ease the regulatory burden associated with the sale of the gaming operations of CCRI, which are licensed by the Colorado Division of Gaming, Southwest desires to purchase the gaming operations of CCRI from CCRI simultaneous with the closing of the sale of CCRI stock to Pinnacle under the Pinnacle Purchase Agreement (the “CCRI Acquisition”).

Agreement

NOW, THEREFORE, in consideration of the Recitals, which are an integral part of this Agreement, and the mutual covenants and agreements in this Agreement and other good and valuable consideration, the receipt and sufficiency of which Southwest, Pinnacle and CCRI acknowledge, the parties, intending to be legally bound, agree as follows:

Section 1.              Purchase and Sale of Right to Acquire Operating Assets. Subject to the terms and conditions stated in this Agreement, Pinnacle agrees to sell to Southwest, and Southwest agrees to buy from Pinnacle, a right (the “Operations Purchase Right”) to acquire the operating assets and certain related liabilities of the Double Eagle that Pinnacle will acquire upon closing the CCRI Acquisition.

Section 2.              Purchase Price for Right to Acquire Operating Assets. As full payment for the sale and transfer of the Operations Purchase Right, Southwest will pay to Pinnacle the aggregate amount of $8,625,000 (the “Operations Purchase Right Purchase Price”) as follows:

(a)           $7,625,000.00 by issuing to Pinnacle promissory notes in the form attached to this Agreement as Exhibit 2 (the “Notes”); and

(b)           $1,000,000.00 by means of electronic transfer of funds at Closing.

The Operations Purchase Right Purchase Price will be reduced at the Closing by the amount that cash on hand is less than $3,300,000.00, if any.

Section 3.              Purchase and Sale of Assets and Assumption of Liabilities. Subject to the terms and conditions stated in this Agreement, Pinnacle agrees, simultaneous with CCRI Acquisition, to cause CCRI to enter into this Agreement and to sell to Southwest, and Southwest agrees to buy from CCRI, all of the assets of CCRI used in and relating to the operation of the Double Eagle, as defined in Section 4 below (the “Assets”), and certain liabilities of CCRI directly related to the operation of the Double Eagle as defined in Section 6 below (the “Assumed Liabilities”).

Section 4.              Acquired Assets. For purposes of this Agreement, “Assets” means all of the right, title, and interest that CCRI possesses and has the right to transfer in and to all assets, other than real property and improvements, used in connection with the operation of the Double Eagle including but not limited to personal property, liquor licenses, and all other assets of every kind and description, tangible and intangible, that are in any way related to or affiliated with the operation of the Double Eagle. The Assets are further identified by highlighting on the consolidated balance sheet of CCRI to be attached to this Agreement at Closing as Exhibit 4 and include, without limitation:

(a)           All inventory of the Double Eagle and equipment, supplies, materials; all hotel-related assets, including furniture and fixtures; all gaming-related assets, including gaming equipment, furniture, fixtures, surveillance equipment, and all restaurant and bar furniture and fixtures and furnishings; and any other items of personal property used in the operation of the Double Eagle as of the date of this Agreement, a listing of which will be mutually agreed upon between Southwest and CCRI before expiration of the Due Diligence Period (as defined in Section        of this Agreement), subject to updating through the Closing Date;

(b)           Assignment of all real estate and other leases pertaining to the operation of the Double Eagle, and all other material contracts, licenses (where applicable) and other written agreements used in or related to the operation of the Double Eagle as of the date of this Agreement (collectively, the “Contracts”), subject to the receipt of any third-party consents, a listing of which Contracts will be mutually agreed upon between Southwest and CCRI before expiration of the Due Diligence Period, subject to updating through the Closing Date;

(c)           All cash in gaming machines, cash registers or elsewhere in, or required to be in, the Double Eagle, and cash in banks or financial institutions held for the account or benefit of the operation of the Double Eagle, which must not be less than $3,300,000.00;

(d)           Except as otherwise provided in this Agreement, all Accounts Receivable and Accounts Payable of CCRI relating to the operation of the Double Eagle;

(e)           All books and records of CCRI relating to operation of the Double Eagle;

(f)            All customer lists and profiles, customer tracking lists and data, and any compilations thereof, and all mailing lists;

(g)           All trademarks, trade names and goodwill of the Double Eagle as of the Closing Date;

(h)           All of the Double Eagle’s sales records, service records, and parts/equipment manuals;

(i)            All of the Double Eagle’s advertising, promotional and training materials, signage, and sales displays used to market, advertise and provide upkeep and betterment of the Double Eagle;

(j)            All other intellectual property rights and interests in the Double Eagle, including but not limited to any copyright interests, trade dress, trademarks, trade names, service marks, patents, and patent rights, and any and all licenses of the same;

(k)           All of the Double Eagle’s right, title and interest in any website or Internet domain name used in connection with operation of the Double Eagle;

(l)            Any and all permits, licenses and certificates that are transferable and that are used in or useful to the operation of the Double Eagle;

(m)          All telephone numbers and directory listings relating to the Double Eagle;

(n)           All computer software, computer software licenses and source code(s) used in or relating to the Double Eagle;

(o)           Subject to the receipt of any required third party consents, the benefit of and the right to enforce express or implied warranties, if any, that CCRI is entitled to enforce with respect to any of the Assets;

(p)           All insurance policies relating to the Double Eagle;

(q)           All customer deposits on hand on the Closing Date relating to the Double Eagle;

(r)            All of the Double Eagle’s accounts with Internet advertisers and Internet database and search engines;

(s)           All memberships to associations that allow such transfer;

(t)            Accounts receivable, adjusted as stated in Section 12; and

(u)           Accounts payable, adjusted as stated in Section 12.

Section 5.              Excluded Assets. Southwest’s purchase of the Assets shall not include (a) four vehicles bearing the following Vehicle Identification Numbers:                 ,                           ,                     ,                           , (b) CCRI computers and cell phones then being used by Michael Smith and Gilbert Sisneros, and (c) office furniture, books, art and related personal effects owned by Michael Smith and Gilbert Sisneros, each item of which is identified on Exhibit 5 to this Agreement. In connection with the exclusion of these assets, CCRI will assume any outstanding payment obligation related to these assets, including but not limited to any purchase financing, insurance and licensing costs.

Section 6.              Assumed Liabilities. For purposes of this Agreement, “Assumed Liabilities” means the following liabilities and obligations of CCRI that Southwest will assume at the Closing:

(a)           all liabilities connected with the operation of the Double Eagle under any leases, agreements and other Contracts included in the Assets as stated in Section 4(b) of this Agreement; or

(b)           all liabilities otherwise identified by highlighting on the consolidated balance sheet of CCRI to be attached to this Agreement at Closing as Exhibit 4.

The parties specifically understand and agree that except as provided in this Section 6 or otherwise in this Agreement, Southwest will not assume any liabilities or obligations of CCRI or the Double Eagle other than the Assumed Liabilities, and Pinnacle and CCRI must indemnify and hold Southwest harmless from and against any liabilities or obligations other than the Assumed Liabilities.

Section 7.              Asset Purchase Price. As full payment for the sale and transfer of the Assets from CCRI to Southwest, Southwest will pay to CCRI the aggregate amount of $4,000,000.00 (the “Asset Purchase Price”). The Asset Purchase Price will be adjusted at the Closing for the prorations referred to in Section 12 of this Agreement.

Section 8.              Asset Purchase Price Payment. Southwest will pay the Asset Purchase Price by means of electronic funds transfer as follows:

(a)           On the later of (i) December 29, 2006 or (ii) the date this Agreement, the Term Sheet, and the lease between Southwest and CCRI governing the real property used in connection with operation of the Double Eagle (collectively, the “Transaction Documents”) are each signed by all parties to those agreements; Southwest will deposit $250,000 in an escrow account maintained at the law firm of Mulliken Weiner Karsh Berg & Jolivet (the “Deposit”). If the transactions contemplated in this Agreement fail to close on or before June 30, 2007, the Deposit will be returned to Southwest unless Pinnacle is able to perform its obligations under this Agreement and the transactions fail to close due to (a) the inability or refusal of Southwest to perform its obligations under this Agreement or (b) the failure of Southwest to complete the financing necessary to close the transactions; in which case the Deposit will be paid to Pinnacle; and

(b)           The remaining $3,750,000 at the Closing.

Section 9.              Prepaid Rent. In addition to the Asset Purchase Price, Southwest will pay to CCRI, at Closing, prepaid rent in the amount of $11,000,000, by means of electronic transfer of funds.

Section 10.            Allocation of Asset Purchase Price. Southwest and Pinnacle agree, and Pinnacle agrees to cause CCRI to allocate the Asset Purchase Price for tax purposes as agreed upon by the parties in consultation with their tax advisors before the Closing Date. The parties agree to amend this Agreement to designate an allocation of the Asset Purchase Price, which will be attached to this Agreement as Exhibit 10, before the Closing Date. The parties will be bound by that allocation for federal and state tax purposes, will file all applicable tax returns and other required tax related schedules and documents, and must not adopt or otherwise assert tax positions inconsistent with the agreed upon allocation, provided however, that nothing in this Agreement requires any party to violate any law, statute or regulation.

Section 11.            Closing; Possession. The closing of the purchase of the Operations Purchase Right and the Assets and Assumed Liabilities (the “Closing”) will take place simultaneous with the closing of the CCRI Acquisition and at a time and location (which may include an exchange of documents by electronic means from several locations) to be determined by the parties on or before February 28, 2007 or at any later date agreed to by Southwest and Pinnacle or, if Southwest, CCRI and Pinnacle have not received all Regulatory Approvals (as defined below), the Closing will take place within 10 business days after the date on which all Regulatory Approvals (as defined below) have been received (the “Closing Date”). For purposes of this Agreement, the term “Regulatory Approvals” means all federal, state and local approvals, licenses, and authorizations required by gaming, liquor licensing and other authorities for Southwest to acquire and operate the Assets. Southwest’s obligation to close on the purchase of the Assets is specifically conditioned on obtaining all Regulatory Approvals, and on the additional conditions precedent stated in Section 17 of this Agreement. All actions at the Closing will be considered to be taken simultaneously, and no document, agreement, or other legal instrument will be deemed to have been delivered until all items that are to be delivered at the Closing have been delivered. At the Closing, in addition to the deliveries required to be made by Southwest, Pinnacle and CCRI in this Agreement, the parties will take any other actions and execute and deliver any other instruments, documents and certificates that are contemplated in this Agreement or as may reasonably be requested by any party in connection with the consummation of the transactions contemplated in this Agreement. Possession of the Assets shall be delivered to Southwest on the Closing Date, or on such other date as Southwest and CCRI agree to in writing.

Section 12.            Southwest’s Due Diligence Examination; Inspection. Commencing as of the date that each and all of this Agreement, the Term Sheet between Southwest and Pinnacle, and the lease between Southwest and Pinnacle that Pinnacle will cause CCRI to enter into simultaneous with the closing of the CCRI Acquisition governing the real property used in connection with operation of the Double Eagle (collectively, the “Transaction Documents”) are signed by the parties, and then continuing for a period of up to 30 days (the “Due Diligence Period”), Southwest may conduct a due diligence examination of the Assets. During the Due Diligence Period, Pinnacle will, and will cause CCRI to, provide Southwest and its agents with full and complete access at any reasonable time to public and private records relating to the Operations Purchase Right, the Assets, the Assumed Liabilities, and the operations of the Double Eagle, and Pinnacle will, and will cause CCRI to, use their best efforts to make all requested information and records available to Southwest and its agents. In connection with Southwest’s due diligence investigation, Southwest previously provided Pinnacle and CCRI with a written request containing a general outline of the scope of the due diligence examination Southwest wishes to conduct. Pinnacle agrees to, and to cause CCRI to make all disclosures and provide all materials as requested or contemplated in Southwest’s due diligence request. Pinnacle has obtained authorization from CCRI to permit Southwest and its agents to enter upon the Double Eagle premises in order to inspect and appraise the business, land and improvements, provided, however, that Southwest and its agents must at all times comply with applicable laws; indemnify, protect and hold CCRI harmless from any and against any liability, damage, cost or expense incurred by CCRI in connection with any inspection by Southwest; cause no harm or damage to the business, land and improvements; and must not allow any liens to be filed against the Double Eagle premises as a result of the activities of Southwest and its agents. If Southwest, in its sole discretion, concludes that its due diligence examination or inspection has revealed unsatisfactory conditions, Southwest may (i) notify Pinnacle in writing and this Agreement will terminate immediately and all parties will be released from all further obligations under this Agreement, or (ii) provide Pinnacle, at least 7 days before Closing, with a written description of any unsatisfactory condition(s) that Southwest requires Pinnacle to correct and resolve or to cause CCRI to correct and resolve. If this Agreement is terminated, or if the transaction does not close, Southwest must return to Pinnacle and CCRI all materials provided to Southwest by Pinnacle or CCRI in connection with Southwest’s due diligence examination.

Section 13.            Sales and Transfer Taxes and Other Prorations. Pinnacle shall pay or cause CCRI to pay any sales taxes payable as a result of the transactions contemplated in this Agreement. In addition, the following items shall be prorated to the Closing Date (the “Proration Date”):

(a)           Prepaid or unpaid premiums for those insurance policies assigned to and accepted by Buyer;

(b)           General real estate taxes for 2006 based upon the then latest available levy and assessment;

(c)           Unpaid or prepaid municipal impositions, if any, such as license and permit fees, wastewater fees, and device fees;

(d)           Any other governmental or special district taxes, levies and charges;

(e)           State and local personal property taxes on the Assets, including without limitation gaming device fees;

(f)            All utility charges, including without limitation water, gas, electric, sewer and other utility charges, except that if there are meters on the land underlying the Double Eagle, then the meters shall be read immediately before the Closing and CCRI shall pay amounts due thereon, and there shall be no apportionment (utility deposits shall be refunded to CCRI without proration, or CCRI shall be given credit for such deposits at Closing);

(g)           Accounts Receivable of the Double Eagle reflected on the books and records of CCRI;

(h)           Accounts Payable of the Double Eagle reflected on the books and records of CCRI; and

(i)            Such other items as are customarily adjusted in similar transactions.

Section 14.            Pinnacle’s Representations, Warranties and Covenants regarding Pinnacle. Pinnacle represents, warrants and covenants to Southwest, as of the date of this Agreement and as of the Closing Date, as follows:

(a)           Organization, Authority and Validity. Pinnacle is the sole owner of the Operations Purchase Right and has the power and authority to enter into this Agreement and the related documents and to sell the Operations Purchase Right on the terms and subject to the conditions stated in this Agreement. This Agreement and the related documents constitute valid and binding obligations of Pinnacle enforceable in accordance with their terms.

(b)           No Conflicting Agreements. Pinnacle is not a party to any contract, agreement or other obligation that is in or will become in default or subject to any acceleration or penalty by reason of the execution and consummation of this Agreement.

(c)           Litigation; Administrative Proceedings; Licensure. Except as stated on Schedule 13(c) to this Agreement: (i) there is no present or threatened claim of any kind or nature against or relating to the Operations Purchase Right; (ii) there is no present or threatened dispute that adversely affects, or may adversely affect, the Operations Purchase Right; and (iii) neither Pinnacle nor the Operations Purchase Right are subject to any pending or threatened litigation, proceeding or administrative or regulatory investigation.

(d)           Third Party Consents. Except as stated on Schedule 13(d) to this Agreement, no consents or approvals are required from any third party for Pinnacle to carry out the transactions contemplated in this Agreement.

(e)           Brokers and Finders. Except for Pinnacle’s agreement to pay half of the brokerage fee commission owed to Grainger Realty, LLC under the Pinnacle Purchase Agreement, Pinnacle has not authorized any person to act as financial advisor, broker, finder or other intermediary that might be entitled to any fee, commission, expense reimbursement or other payment of any kind from Southwest or CCRI as a result of the transaction contemplated in this Agreement. Notwithstanding the foregoing, Pinnacle understands, represents and warrants that CCRI and Pinnacle are solely responsible for the payment of, and must pay, the Grainger Realty commission and Pinnacle is solely responsible for the payment of, and must pay, any other such commission.

Section 15.            Pinnacle’s and CCRI’s Representations, Warranties and Covenants regarding CCRI. Pinnacle represents, warrants and covenants to Southwest as of the date of this Agreement and as of the Closing Date with respect to the Assets, and Pinnacle agrees to cause CCRI, simultaneous with the closing of the CCRI Acquisition, to represent, warrant and covenant to Southwest as of the Closing Date, as follows :

(a)           Organization, Authority and Validity. CCRI, Inc. is the sole owner of Double Eagle Resorts, Inc. and Gold Creek Ventures, LLC and has the power and authority to enter into this Agreement and the related documents and to cause Double Eagle Resorts, Inc. and Gold Creek Ventures, LLC to enter into this Agreement and the related documents and to sell the Assets on the terms and subject to the conditions stated in this Agreement. This Agreement and the related documents constitute valid and binding obligations of Colorado Casino Resorts, Inc. enforceable in accordance with their terms.

Double Eagle Resorts, Inc. and Gold Creek Ventures, LLC are, collectively, the sole owners of all of the Assets and have the power and authority to sell the Assets on the terms and subject to the conditions stated in this Agreement. This Agreement and the related documents constitute valid and binding obligations of Double Eagle Resorts, Inc. and Gold Creek Ventures, LLC.

(b)           No Violation. The execution and delivery of this Agreement and the related documents and the consummation of the transactions contemplated in this Agreement will not (i) result in a breach of any of the terms and conditions, or constitute a default under, any transferable mortgage, note, agreement, instrument or obligation to which CCRI is subject, (ii) violate any existing law, regulation, order, writ, injunction or decree of any court, administrative agency or governmental body affecting CCRI or the Assets, (iii) constitute a breach or violation of any organizational or other document governing the affairs of CCRI or the Assets, (iv) result in the creation of any lien or charge on any of the Assets, (v) result in the acceleration of any debt owed by CCRI, or (vi) result in any lapse, cancellation or actual or potential change in any zoning or permitted use governing the Assets.

(c)           Litigation; Administrative Proceedings; Licensure. Except as stated on Schedule 14(c) to this Agreement: (i) there is no present or threatened claim of any kind or nature against or relating to the Assets, including but not limited to claims arising out of or in connection with the operation of the Double Eagle; (ii) there is no present or threatened dispute that adversely affects, or may adversely affect, the Assets; (iii) none of CCRI, the Assets or the Double Eagle are subject to any pending or threatened litigation, proceeding or administrative or regulatory investigation; and (iv) CCRI has maintained all licenses and permits and has filed all registrations, reports, applications and other documents required by local, state and federal authorities and regulatory bodies in connection with the Assets and the operation of the Double Eagle.

(d)           Condition of the Assets. CCRI has allowed Southwest full and free access to the Assets for the purpose of inspection and due diligence examination regarding the same. Except as stated on Schedule 14(d), the Assets are (a) in good operating condition and repair with no material maintenance, repair or replacement having been deferred, and (b) free from material defects, normal wear and tear excepted. CCRI is selling the Assets free and clear of all encumbrances.

(e)           Licenses. CCRI holds all licenses, permits and authorizations from governmental and regulatory authorities that are required for the lawful operation of the Double Eagle as presently conducted and have made the same available to Southwest.

(f)            Compliance. CCRI is in compliance with all applicable ordinances, statutes, laws, regulations, orders, codes, restrictions and rules, including but not limited to gaming, zoning, building, fire, health, safety, sanitation, and environmental laws.

(g)           Third Party Consents. Except as stated on Schedule 14(g) to this Agreement, no consents or approvals are required from any third party under any Contracts, leases, or other agreements to carry out the transactions contemplated in this Agreement. CCRI will use all reasonable efforts to procure or obtain any third party consent required to carry out the contemplated transactions on or before the Closing.

(h)           Environmental, Health and Safety Matters. Except as stated on Schedule 14(h), CCRI has not received any written or oral notice, report or other information regarding any actual or alleged violation by CCRI of environmental, health or safety requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to CCRI or its facilities.

(i)            Material Contracts. The material contracts used in the operation of the Double Eagle are listed on Schedule 14(i) to this Agreement and, subject to third-party consents where applicable, will be assigned to Southwest at the Closing. For purposes of this Section 14(i), a material contract is any contract (a) under which the Double Eagle is obligated to pay or will receive more than $25,000 after the Closing Date, or (b) has a remaining term of more than 1 year as of the Closing Date, or (c) contains a provision under which that contract renews automatically and such renewal or renewals would cause the contract to have a term greater than 1 year after the Closing Date. All of the Contracts are in full force and effect in accordance with their stated terms and are not in material default.

(j)            Title to Assets. Except as stated on Schedule 14(j) to this Agreement, CCRI has good and marketable title to all of the Assets. All liens and encumbrances disclosed on the Assets, whether or not disclosed on Schedule 14(j) will be extinguished before or at the Closing and CCRI will convey title to the Assets to Southwest at Closing, free and clear of liens, security interests, charges and encumbrances. CCRI agrees not to dispose of or encumber any of the Assets, except in the ordinary course of business consistent with past practices, before the date of Closing.

(k)           Brokers and Finders. Except for Grainger Realty, LLC, CCRI has not authorized any person to act as financial advisor, broker, finder or other intermediary that might be entitled to any fee, commission, expense reimbursement or other payment of any kind from CCRI or Southwest. Notwithstanding the foregoing, CCRI understands, represents and warrants that CCRI and Pinnacle are solely responsible for the payment of, and must pay, the Grainger Realty commission and the CCRI is solely responsible for the payment of, and must pay, any other such commission.

(l)            Stand-Still. CCRI will not (i) make nor cause to be made any material change in the operation of the Double Eagle, (ii) increase expenses, debts or liabilities except in the ordinary course of business consistent with past practice, (iii) remove or cause to be removed from the Double Eagle premises any equipment located on the premises, except with respect to Excluded Assets, (iv) enter into any new or additional financing arrangement(s) relating to the Assets, (v) make any material purchase that is in nature or amount outside the normal course of the Double Eagle’s business, or (vi) hire or solicit for employment any employee of CCRI, the Double Eagle or Gold Creek, including any employee whose job responsibilities include work related to both the Double Eagle Hotel and Casino and the Creeker’s casino in Cripple Creek, Colorado.

(m)          Related Party Transactions. CCRI has disclosed to Southwest all related party transactions to which CCRI and its principals, or any of them, are parties. CCRI will not increase any payments to insiders, current owners, or current management, and will not reduce the Assets except in the ordinary course of business consistent with past practice.

(n)           Accounts Payable. A listing of CCRI’s accounts payable as of the last day of October 2006, none of which may be outstanding for more than 30 days, is attached to this Agreement as Schedule 14(n). At Closing, CCRI will deliver to Southwest an updated listing of accounts payable as of the Closing Date, which also must not include any account or obligation outstanding for more than thirty (30) days. If any account payable has been outstanding for more than 30 days as of the Closing Date and a reserve for payment of that amount has not been established and funded by CCRI before the Closing, the Asset Purchase Price will be reduced by the amount so outstanding.

Section 16.            Southwest’s Representations, Warranties and Covenants. Southwest represents, warrants and covenants to CCRI as follows as of the date of this Agreement and as of the Closing Date:

(a)           Organization, Authority and Validity. Southwest has the power and authority to enter into this Agreement and the related documents. This Agreement and the related documents constitute valid and binding obligations of Southwest enforceable in accordance with their terms.

(b)           No Conflicting Agreements. Southwest is not a party to any contract, agreement or other obligation that is in or will become in default or subject to any acceleration or penalty by reason of the execution and consummation of this Agreement.

(c)           Brokers and Finders. Southwest has not authorized any person to act as financial advisor, broker, finder or other intermediary that might be entitled to any fee, commission, expense reimbursement or other payment of any kind from Southwest or CCRI as a result of the transaction contemplated in this Agreement.

Section 17.            Conditions Precedent to Southwest’s Obligation to Close. The obligation of Southwest to close the transactions contemplated in this Agreement at the Closing is subject to the satisfaction before or at the Closing, or waiver by Southwest (which waiver is in Southwest’s sole and absolute discretion) of each of the following conditions:

(a)           Each and every representation and warranty by Pinnacle and CCRI in this Agreement and the related documents must be true and accurate in all material respects as of the date of this Agreement and the Closing Date. Each and every representation and warranty by Pinnacle and CCRI will be deemed to have been made again by Pinnacle and CCRI, respectively, at and as of the Closing, including in particular the representations made by CCRI in Sections 14(l) and (m) of this Agreement;

(b)           Pinnacle and CCRI must have performed and complied with all covenants, agreements and conditions that Pinnacle and CCRI, respectively, are required to perform or comply with at or before the Closing under this Agreement;

(c)           Pinnacle and CCRI must have furnished to Southwest all documents Pinnacle and CCRI, respectively, are required to deliver to Southwest under this Agreement, including evidence of the termination of all liens and encumbrances and clear title to the Assets in a form reasonably acceptable to Southwest;

(d)           Southwest must have obtained financing for the transaction contemplated in this Agreement on terms and subject to conditions satisfactory to Southwest in its sole and absolute discretion;

(e)           Southwest must have entered into a lease for the real property on and in which the Double Eagle operates with CCRI on terms no less favorable to Southwest than the terms stated in the Term Sheet;

(f)            All consents, approvals, and waivers required to consummate the transactions contemplated in this Agreement and the related documents must have been obtained, and those consents, approvals and waivers must not materially alter or change the terms of the underlying obligations in any way detrimental to Southwest;

(g)           Southwest must have completed, to Southwest’s satisfaction in its sole and absolute discretion, the due diligence examination and inspection described in Section 11 of this Agreement, including reaching agreement on the list of Inventory and Contracts and on the adjustments described in this Agreement;

(h)           Southwest must have received evidence of the due authorization and execution of this Agreement and the related documents by Pinnacle and CCRI in form and substance reasonably satisfactory to Southwest;

(i)            Southwest’s Board of Directors must have approved the Transaction Documents and the transactions;

(j)            Southwest, Pinnacle and CCRI must have received all Regulatory Approvals necessary to effect the purposes of this Agreement and permit Southwest to acquire the Assets of, and operate, the Double Eagle, including without limitation all approvals, authorizations, licenses and permits required by the Colorado Limited Gaming Control Commission and the Colorado Division of Gaming, and all other gaming regulatory agencies that have jurisdiction with respect to the transaction, Southwest, Pinnacle, CCRI or the Double Eagle;

(k)           Immediately before Closing, CCRI must have, in the presence of Southwest’s designated representative(s), physically counted all cash located gaming machines, cash registers or elsewhere in, or required to be in, the Double Eagle, and Southwest must have been given by CCRI a current accounting of all cash in banks or financial institutions for the account or benefit of the Double Eagle and the Assets.

Section 18.            Conditions Precedent to CCRI’s Obligation to Close. The obligation of Pinnacle to cause CCRI to close the transactions contemplated in this Agreement and the obligation of CCRI to close the transactions contemplated in this Agreement at the Closing is subject to the satisfaction before or at the Closing, or waiver by CCRI (which waiver is in CCRI’s sole and absolute discretion) of each of the following conditions:

(a)           Payment of the Asset Purchase Price and Prepaid Rent by Southwest in accordance with the terms of this Agreement;

(b)           Southwest and Pinnacle must have furnished to CCRI all documents required to be delivered by Southwest and Pinnacle, respectively, under this Agreement;

(c)           Each and every representation and warranty by Southwest in this Agreement and the related documents must be true and accurate in all material respects as of the date of this Agreement and the Closing Date. Each and every representation and warranty by Southwest will be deemed to have been made again by Southwest, respectively, at and as of the Closing;

(d)           Southwest must have performed and complied with all covenants, agreements and conditions that Southwest and Pinnacle, respectively, are required to perform or comply with before or at the Closing;

(e)           CCRI must have received evidence of the due authorization and execution of this Agreement and the related documents by Southwest in form and substance reasonably satisfactory to CCRI.

Section 19.            Conditions Precedent to Pinnacle’s Obligation to Close. The obligation of Pinnacle to close the transactions contemplated in this Agreement and to cause CCRI to close the transactions contemplated in this Agreement at the Closing is subject to the satisfaction before or at the Closing, or waiver by Pinnacle (which waiver is in Pinnacle’s sole and absolute discretion) of each of the following conditions:

(a)           Payment of the Operations Purchase Right Purchase Price in accordance with the terms of this Agreement;

(b)           Southwest must have furnished to Pinnacle all documents required to be delivered by Southwest, respectively, under this Agreement;

(c)           Each and every representation and warranty by Southwest in this Agreement and the related documents must be true and accurate in all material respects as of the date of this Agreement and the Closing Date. Each and every representation and warranty by Southwest will be deemed to have been made again by Southwest, respectively, at and as of the Closing;

(d)           Southwest must have performed and complied with all covenants, agreements and conditions that Southwest, respectively, are required to perform or comply with before or at the Closing;

(e)           Pinnacle must have received evidence of the due authorization and execution of this Agreement and the related documents by Southwest in form and substance reasonably satisfactory to Pinnacle.

Section 20.            Employees of CCRI. The parties shall follow the following procedure in dealing with the employees and independent contractors of CCRI regarding employment after the Closing:

(a)           Pinnacle will deliver or cause CCRI to deliver to Southwest, during the Due Diligence Period, a list setting forth the names, titles, length of service, compensation, and benefits of employees or independent contractors who are employed or utilized by CCRI in connection with the operation of the Double Eagle as of the date the list is provided to Southwest. Southwest will review the information and designate, in its sole discretion, those employees and independent contractors Southwest wishes to hire upon closing of the acquisition contemplated in this Agreement (the “Designated Employees/Contractors”). The names of the Designated Employees/Contractors will be attached to this Agreement as Exhibit 20. On or before the Closing Date, Southwest will offer employment to each Designated Employee/Contractor. These offers and subsequent employment by Southwest will be conditioned upon the consummation of the Closing as contemplated in this Agreement and stipulate that Designated Employees/Contractors who accept Southwest’s offer of employment will voluntarily resign their current employment or independent contractor relationship with CCRI and be hired by Southwest effective as of 12:01 a.m. on the day after the Closing Date. Southwest will assume and honor all accrued obligations of CCRI to the Designated Employee/Contractors employees, including existing pay scales, accrued vacations, sick leave, benefits, bonuses, and employee benefits, if any. CCRI will retain responsibility for, and indemnify Southwest against, all claims of whatever nature asserted by employees who are not Designated Employees/Contractors and who are not hired by Southwest.

(b)           Pinnacle must cause CCRI to coordinate with Southwest the communication of all information about the transactions contemplated in this Agreement provided to employees and communications of employment offers to employees or independent contractors of CCRI, provided however that this subsection 20(b) must not be construed to require Southwest and CCRI to act jointly at any time.

(c)           Nothing in this Section 20 is intended to confer, nor will it confer, any rights or benefits upon any person other than Southwest and CCRI.

Section 21.            Pre-Closing Activities. Southwest and Pinnacle agree as follows with respect to the period between execution of this Agreement and Closing:

(a)           General. Each of the parties will use reasonable good faith efforts to take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated in this Agreement and the related documents.

(b)           Preservation of Business. Pinnacle must cause CCRI to use its best efforts to keep the business and the Assets intact, including present operations, physical facilities, working conditions, and relationships with customers, clientele, lessors, licensors, suppliers, regulatory bodies, and employees, and Pinnacle will cause CCRI and the Double Eagle not to engage in any practice, take any actions, or enter into any transactions outside the ordinary course of business, as more specifically stated in Sections 15(l) and (m) of this Agreement.

(c)           Full Access. Pinnacle will cause CCRI to permit Southwest and representatives of Southwest to have full access at reasonable times, and in a manner so as not interfere with the normal business operations of the Double Eagle, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Assets and the Double Eagle.

Section 22.            Deliveries by Pinnacle at Closing. At the Closing, Pinnacle will deliver or cause to be delivered to Southwest and CCRI the following:

(a)           An executed copy of this Agreement;

(b)           Any other agreement or document required by the terms of this Agreement or reasonably requested by Southwest or CCRI in order to consummate the transactions contemplated in this Agreement.

Section 23.            Deliveries by CCRI at Closing. At the Closing, CCRI will deliver or cause to be delivered to Southwest the following:

(a)           An executed copy of this Agreement, which CCRI will also provide to Pinnacle;

(b)           Bills of Sale, Assignment and Assumption Agreements, and other instruments necessary to transfer good and marketable title in and to the Assets to Southwest free and clear of any liens or encumbrances;

(c)           An executed original of an Assignment and Assumption of Leases and Contracts;

(d)           An executed original of an Assignment and Assumption of Trade Name(s);

(e)           An executed original of an Assignment and Assumption of Internet Domain Name(s);

(f)            Any other agreement or document required by the terms of this Agreement or reasonably requested by Southwest or Pinnacle in order to consummate the transactions contemplated in this Agreement.

Section 24.            Deliveries by Southwest to CCRI at Closing. At the Closing, Southwest will deliver or cause to be delivered to CCRI the following:

(a)                                  An executed copy of this Agreement;

(b)                                 Cash in the amount of the Asset Purchase Price in the form of a wire transfer to CCRI as stated in Section 8 of this Agreement;

(c)                                  Cash in the amount of the Prepaid Rent in the form of a wire transfer to CCRI as stated in Section 9 of this Agreement;

(d)           An executed original of an Assignment and Assumption of Leases and Contracts;

(e)           An executed original of an Assignment and Assumption of Trade Name(s);

(f)                                    An executed original of an Assignment and Assumption of Internet Domain Name(s); and

(g)           Any other agreement or document required by the terms of this Agreement.

Section 25.            Deliveries by Southwest to Pinnacle at Closing. At the Closing, Southwest will deliver or cause to be delivered to Pinnacle the following:

(a)                                  An executed copy of this Agreement;

(b)           Notes in the principal amount of the $7,625,000.00 as stated in Section 2 of this Agreement;

(c)           Cash in the amount of $1,000,000.00 in the form of a wire transfer to Pinnacle as stated in Section 3 of this Agreement; and

(d)                                 Any other agreement or document required by the terms of this Agreement.

Section 26.            Survival of Representations and Warranties. The representations and warranties of Southwest, Pinnacle and CCRI in this Agreement and in any instrument delivered under this Agreement shall survive the Closing. If Pinnacle receives knowledge after execution of this Agreement and before Closing that any material representation or warranty of Southwest in this Agreement is untrue, then Pinnacle may, in its sole and absolute discretion, terminate this Agreement and require Southwest to pay to Pinnacle, as Pinnacle’s sole and exclusive remedy and in the form of liquidated damages and not as penalty, the Deposit in the amount of $250,000.00 described in Section 9 of this Agreement. If Southwest receives knowledge after execution of this Agreement and before Closing that any material representation or warranty of Pinnacle or CCRI in this Agreement is untrue, then Southwest may, in its sole and absolute discretion, terminate this Agreement and require Pinnacle to pay Southwest, as Southwest’s sole and exclusive remedy and in the form of liquidated damages and not as penalty, $250,000.00. If Pinnacle acquires knowledge after Closing of any breach of any representation or warranty by Southwest in this Agreement, Pinnacle may bring an action to recover its actual damages arising in connection with that breach. If Southwest acquires knowledge after Closing of any breach of any representation or warranty by Pinnacle or CCRI in this Agreement, Southwest may bring an action to recover its actual damages arising in connection with that breach.

Section 27.            Defaults and Remedies. Time is of the essence in this Agreement. If any obligation under this Agreement is not performed as provided in this Agreement, and if that non-performance is not cured by the non-performing party within 10 days after the receipt of written notice of default from the other party, the following remedies will be available:

(a)           Southwest’s Default. Southwest, Pinnacle and CCRI acknowledge that Pinnacle’s damages and, after the closing of the CCRI Acquisition and execution of this Agreement by CCRI only CCRI’s damages, would be difficult or impossible to determine if Southwest fails to perform its obligations under this Agreement, and agree that if a default by Southwest is caused by any reason other than the inability of Southwest, after making all commercially reasonable efforts to do so, to complete the financing necessary to pay the Asset Purchase Price and Prepaid Rent, Pinnacle’s and, after the closing of the CCRI Acquisition and execution of this Agreement by CCRI only, CCRI’s sole and exclusive remedies will be, in their sole and absolute discretion, to (i) to treat this Agreement as being in full force and affect, in which event Pinnacle and CCRI will have the right to an action for specific performance, or (ii) treat this Agreement as terminated and to require Southwest to pay to Pinnacle, in the form of liquidated damages and not as penalty, the Deposit in the amount of $250,000.00 described in Section 9 of this Agreement. If either Pinnacle or CCRI elects to require specific performance of this Agreement, the other party is required to choose that same remedy.

(b)           Pinnacle’s Default. Southwest, Pinnacle and CCRI acknowledge that Southwest’s damages would be difficult or impossible to determine if Pinnacle or CCRI fails to perform its obligations under this Agreement, and agree that if a default by Pinnacle or CCRI is caused by any reason other than the inability of Pinnacle, after making all commercially reasonable efforts to do so, to complete the financing necessary to close the CCRI Acquisition, Southwest may elect (i) to treat this Agreement as being in full force and affect, in which event Southwest will have the right to an action for specific performance, or (ii) to treat this Agreement as terminated and to require Pinnacle to pay to Southwest, in the form of liquidated damages and not as penalty, $250,000.00. In addition, if Pinnacle fails to perform its obligations under this Agreement for any reason, including without limitation Pinnacle’s inability to complete the financing necessary to close the CCRI acquisition, Pinnacle, by entering into this Agreement, waives any claim for damages or compensation against Southwest or the current shareholders of CCRI in connection with any subsequent negotiations between Southwest and CCRI regarding acquisition of the Double Eagle.

(c)           CCRI’s Default. If, after the closing of the CCRI Acquisition and entering into this Agreement, CCRI is in default under this Agreement, Southwest may elect (i) to treat this Agreement as being in full force and effect, in which event Southwest shall have the right to an action for specific performance, or (ii) to treat this Agreement as terminated and to require Pinnacle to pay to Southwest, in the form of liquidated damages and not as penalty, $250,000.00

Section 28.            Risk of Loss. Pending Closing, Pinnacle will cause CCRI to keep all presently existing insurance covering the Double Eagle and the Assets in effect. All risk of loss will remain with Pinnacle and CCRI until the successful Closing. If the Double Eagle real property or the Assets are damaged by fire or other casualty before the time of Closing in an amount not more than 10% of the total of the Operations Purchase Right Purchase Price and the Asset Purchase Price and the Prepaid Rent (the “Aggregate Price”), Pinnacle is obligated to cause CCRI to repair same before Closing or within 30 days after the Closing Date. If the damage cannot be repaired within 30 days, or if the damage exceeds 10% of the Aggregate Price, Southwest may, in its sole discretion, terminate this Agreement and Pinnacle will be relieved of any and all duties under this Agreement.

Section 29.            General.

(a)           Parties Obligated and Benefited; Assignment. Subject to the limitations stated below, this Agreement binds and inures to the benefit of the parties and their respective assigns and successors in interest. No other person will be entitled to any of the benefits conferred by this Agreement. No party may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties.

(b)           Expenses. Each of Southwest and Pinnacle shall pay their own costs and expenses, including attorney’s fees, in connection with the transactions contemplated in this Agreement. Pinnacle shall pay or cause CCRI to pay the costs and expenses, including attorney’s fees, incurred by CCRI in connection with the transactions contemplated in this Agreement.

(c)           Notices. Any notice, request, instruction or other document to be given under this Agreement must be in writing and will be effective (i) upon personal delivery, or (ii) 5 days after given by facsimile or mailed first-class, postage prepaid, registered or certified mail, as follows:

If to Southwest:	With a copy to:
Mr. Thomas E. Fox Southwest Casino Corporation 2001 Killebrew Drive, Suite 350 Minneapolis, MN 55425 (952) 853-9990	Thomas Snook, Esq. General Counsel Southwest Casino Corporation 2001 Killebrew Drive, Suite 350 Minneapolis, MN 55425 (952) 853-9990

If to Pinnacle:	With a copy to:
Dorian N. Lange 2127 University Park Drive Suite 300 Okemos, MI 48864 (517) 349-7200	Richard F. Fabiano 6629 Denham Court SE Grand Rapids, MI 49546 (616) 481-2756

(d)           Attorneys’ Fees. If any action or suit is brought based upon or arising out of any alleged breach by any party of any representation, warranty, covenant or agreement in this Agreement, the prevailing party or parties will be entitled to recover reasonable attorneys’ fees and other costs of that action or suit from the other party.

(e)           Time. If the last day permitted for the performance of any act required or permitted under this Agreement falls on a Saturday, Sunday, or legal holiday, the time for performance will be extended to the next business day. Time periods under this Agreement will exclude the first day and include the last day of such time period.

(f)            Waiver. Neither this Agreement nor any of its provisions may be waived except in writing. The failure of any party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

(g)           Governing Law; Venue. This Agreement is governed by the laws of the state of Colorado. Any litigation with respect to this Agreement or the transactions contemplated hereby shall be conducted in the District Court in and for Teller County, Colorado, and the parties expressly submit themselves to the exclusive jurisdiction of that court for the resolution of all disputes under this Agreement.

(h)           Further Assurances. From and after the Closing, each party agrees to, from time to time, execute, acknowledge, verify and deliver any further instruments and documents, and take any further action, that the other party reasonably requests to more fully effect and evidence the transactions contemplated in this Agreement and the purpose and intent of this Agreement.

(i)            Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which executed counterparts together constitute one and the same instrument. This Agreement may be executed by delivery of electronic facsimiles of signatures, which facsimiles will have the same legal effect as original signatures.

(j)            Entire Agreement; Modification. This Agreement, including all Exhibits to this Agreement and all Bills of Sale and other agreements and instruments delivered under this Agreement, contain the entire understanding of the parties with respect to the subject matter of this Agreement and supersede all prior or contemporaneous written and oral negotiations, understandings or agreements. This Agreement may be amended or modified only in writing signed by Southwest and Pinnacle.

(k)           Severability. If any provision of this Agreement is held invalid or unenforceable, the other provisions of this Agreement will continue in full force and effect, and the validity and enforceability of this Agreement and those other provisions will not be adversely affected.

(l)            Section and Other Headings. Section and other headings in this Agreement are for reference purposes only and are to be ignored in any construction of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

SOUTHWEST EAGLE, LLC		PINNACLE CASINOS AND RESORTS, LLC

By:	/s/ Thomas E. Fox	By:	/s/ Dorian N. Lange
Its:	President	Its:	Managing Member

To be executed upon acquisition of CCRI by Pinnacle Casinos and Resorts, LLC:
COLORADO CASINO RESORTS, INC.

By:			/s/ Richard F. Fabiano
Its:			Richard F. Fabiano

DOUBLE EAGLE RESORTS, INC.

By:			/s/ Frank R. Spadafore
Its:			Frank R. Spadafore

GOLD CREEK VENTURES, LLC

By:	/s/ Dorian N. Lange
Its:	Dorian N. Lange